Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2018

First Quarter Highlights

•	Purchased $17.6 million of re-performing mortgage loans (“RPLs”) with an aggregate unpaid principal balance (“UPB”) of $19.7 million and underlying collateral value of $32.4 million.

•	Interest income of $25.6 million; net interest income of $13.1 million.

•	Net income attributable to common stockholders of $7.7 million.

•	Basic earnings per share (“EPS”) of $0.41.

•	Taxable income of $0.37 per share.

•	Book value per share of $15.53 at March 31, 2018.

•	Held $47.5 million of cash and cash equivalents at March 31, 2018.

New York, NY—May 1, 2018 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended March 31, 2018. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, non-performing mortgage loans (“NPLs”). In addition to our continued focus on residential RPLs, we also originate and acquire small balance commercial loans ("SBC loans") secured by multi-family residential and commercial mixed use retail/residential properties.

Financial Results (Unaudited)
($ in thousands except per share amounts)

	March 31, 2018	December 31, 2017	September 30, 2017		June 30, 2017		March 31, 2017
Loan interest income(1,2)	$25,445	$24,231	$24,396		$21,682		$20,556
Total revenue(1,3)	$14,743	$13,797	$14,226		$13,105		$13,667
Consolidated net income(1)	$8,322	$6,638	$7,716		$7,102		$8,698
Net income per diluted share	$0.38	$0.33	$0.38		$0.36		$0.46
Average equity(1)	$318,839	$302,482	$292,640		$288,884		$284,872
Average total assets(1)	$1,377,537	$1,230,026	$1,157,223		$1,050,108		$952,112
Average daily cash balance(4)	$51,540	$47,717	$43,666		$47,705		$35,513
Average carrying value of RPLs(1)	$1,199,638	$1,046,126	$998,692	(5)	$898,749	(5)	$810,166	(5)
Average carrying value of NPLs	$40,593	$43,400	$44,919	(5)	$48,396	(5)	$52,770	(5)
Average carrying value of originated SBC loans	$11,629	$11,273	$8,427	(5)	$5,493	(5)	$2,781	(5)
Average debt balance(1)	$1,064,490	$943,329	$883,770		$775,717		$669,938
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(1)	Reflects the impact of consolidating the assets, liabilities and non-controlling interest of Ajax Mortgage Loan Trust 2017-D, which is 50% owned by a third-party institutional investor.

(2)	Loan interest income excludes interest income from debt securities and bank account balances.

(3)	Total revenue includes net interest income, income from investments in our manager and other income.

(4)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

(5)	The 2017 quarterly average balances for mortgage loans were calculated using daily ending balances. Prior quarters of 2017 have been restated to conform to the current quarter presentation.

Our consolidated net income increased $1.7 million for the quarter ended March 31, 2018 compared to the quarter ended December 31, 2017, primarily due to the acceleration of deferred issuance costs of $0.9 million in the fourth quarter of 2017 related to calling our 2015-B and -C securitizations. Additionally, we realized an increase in fee income from the Home Affordable Modification Program and a gain, net of impairments, on real estate owned property ("REO") sales. Our net interest income increased $0.1 million as a result of recording a full quarter of acquisitions, net of funding costs, that were made in the quarter ended December 31, 2017. Although we only hold a 50% interest in the assets of Ajax Mortgage Loan Trust 2017-D, we are required to consolidate 100% of its assets and record an offsetting liability and non-controlling interest for the debt and equity, respectively, held by our joint venture partner. Accordingly, our net interest income reflects the impact of consolidating the joint venture.

On January 26, 2018, we agreed to acquire an 8% ownership interest in Great Ajax Financial Services LLC (“GAFS”), the parent of our servicer, Gregory Funding LLC. The acquisition will be completed in two steps. On January 26, 2018, the initial closing, we acquired a 4.9% interest in GAFS and three warrants, each exercisable for a 2.45% interest in GAFS upon payment of additional consideration, in exchange for consideration of $1.1 million of cash and 45,938 shares of our common stock. At the date of an additional closing, expected to take place at the end of May, 2018, we expect to acquire the remaining 3.1% interest in GAFS and three warrants, each exercisable for a 1.55% interest in GAFS, in exchange for consideration of $0.7 million of cash and shares of our common stock with a value of approximately $0.4 million, with the actual number of shares dependent upon our common stock’s public trading price at the close of trading on the day immediately preceding the date of the additional closing.

We collected $50.4 million on our mortgage loan and REO portfolios through loan payments, loan payoffs and sales of REO during the quarter, and ended the first quarter with $47.5 million in cash and cash equivalents. We had an average cash balance of $51.5 million during the quarter. We continue to see a high volume of payoffs in certain RPL cohorts as borrowers continue to refinance or sell the underlying real property. Additionally, we continue to experience duration extension in other cohorts of our RPL portfolio resulting from materially lower than expected delinquencies and higher expected future cash flows in the form of interest and principal payments. This results in a significant aggregate increase in expected future cash flows for these loans but a lower current yield and lower expected current period income. The increase in the quality of the portfolio has resulted in a lower cost of funds on our securitization transactions.

We acquired $17.6 million of RPLs with an aggregate UPB of $19.7 million, and underlying collateral values of $32.4 million during the quarter to end the period with $1,247.2 million of mortgage loans with an aggregate UPB of $1,448.3 million. Mortgage loans purchased during the first quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 56 days during the quarter.

Portfolio Acquisitions
($ in thousands)

	March 31, 2018	December 31, 2017		September 30, 2017	June 30, 2017	March 31, 2017
RPLs
Count	87	1,211	(1)	109	1,218	24
UPB	$19,699	$241,309		$32,718	$249,000	$3,445
Purchase price	$17,566	$219,236		$26,645	$210,204	$3,143
Purchase price % of UPB	89.2%	90.9%		81.4%	84.4%	91.2%

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(1)
Includes the impact of 1,003 mortgage loans with a purchase price of $177.3 million and UPB of $194.3 million acquired in the fourth quarter of 2017 through a 50%-owned joint venture that we consolidate.

The following table provides an overview of our portfolio at March 31, 2018 ($ in thousands):

No. of loans	6,840	Weighted average LTV(4)	87.5%
Total UPB	$1,448,313	Weighted average remaining term (months)	321
Interest-bearing balance	$1,355,418	No. of first liens	6,819
Deferred balance(1)	$92,895	No. of second liens	21
Market value of collateral(2)	$1,942,170	No. of rental properties	15
Price/total UPB(3)	81.1%	Market value of rental properties	$6,087
Price/market value of collateral	61.8%	Capital invested in rental properties	$5,325
Re-performing loans	95.9%	Price/market value of rental properties	87.5%
Non-performing loans	3.2%	No. of other REO	136
Originated SBC loans	0.9%	Market value of other REO(5)	$26,816
Weighted average coupon	4.36%

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(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of date of acquisition.

(3)	Our loan portfolio consists of fixed rate (58.5% of UPB), ARM (10.0% of UPB) and Hybrid ARM (31.5% of UPB) mortgage loans.

(4)	UPB as of March 31, 2018 divided by market value of collateral and weighted by the UPB of the loan.

(5)	Market value of Other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.

Subsequent Events

On April 26, 2018 we closed Ajax Mortgage Loan Trust 2018-A ("2018-A"), a joint venture with two independent third parties, which issued an aggregate of $128.0 million of senior securities and retained $32.0 million of equity issued with respect to $160.0 million UPB of mortgage loans.  Ninety-four percent of the UPB was RPLs, and 6.0% was NPLs.  The senior securities represent 80% of the UPB of the underlying mortgage loans. The securities may be sold by any party at a future date. We retained a 9.4% interest and expect to account for 2018-A as an equity-method investee. Subsequently, we acquired for the account of 2018-A, an additional 42 RPLs with an aggregate UPB of $13.2 million in one transaction from a single seller. The loans were acquired at 87.5% of UPB and 61.8% of the estimated market value of the underlying collateral value of $18.7 million. We also agreed to acquire for the account of 2018-A, subject to due diligence, 810 RPLs and 49 NPLs, with UBP of $138.3 million and $5.8 million, respectively, in three transactions from three different sellers. The RPL price equals 92.1% of UPB and 57.1% of the underlying collateral value of $223.0 million. The NPL price equals 57.5% of UPB and 39.6% of the underlying collateral value of $8.5 million.
Additionally, we have also agreed to acquire, subject to due diligence, 85 RPLs and 504 NPLs with UPB of $18.1 million and $123.7 million, respectively, in three transactions from three different sellers. The purchase price of the RPLs equals 91.9% of UPB and 60.0% of the estimated market value of the underlying collateral of $27.8 million. The purchase price of the NPLs equals 79.5% of UPB and 63.2% of the estimated market value of the underlying collateral of $155.6 million. Some of these loans may be acquired through a joint venture with institutional investors.
On April 23, 2018, our Board of Directors declared a dividend of $0.30 per share, to be paid on May 30, 2018 to common stockholders of record as of May 15, 2018.

Conference Call
Great Ajax will host a conference call at 5:00 p.m. EST, Tuesday, May 1, 2018 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and, to a lesser extent, NPLs. We also originate in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2017 filed with the SEC on March 8, 2018. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$25,591	$24,367	$24,529	$21,721
Interest expense	(12,494)	(11,382)	(10,775)	(9,293)
Net interest income	13,097	12,985	13,754	12,428

Income from investment in Manager	135	89	143	142
Other income	1,511	723	329	535
Total income	14,743	13,797	14,226	13,105

EXPENSE:
Related party expense - loan servicing fees	2,469	2,242	2,187	1,935
Related party expense - management fee	1,532	1,510	1,428	1,330
Loan transaction expense	355	214	290	442
Professional fees	609	856	497	507
Real estate operating expense	449	518	1,151	637
Other expense	991	871	910	886
Total expense	6,405	6,211	6,463	5,737
Loss on debt extinguishment	—	913	—	218
Income before provision for income tax	8,338	6,673	7,763	7,150
Provision for income tax	16	35	47	48
Consolidated net income	8,322	6,638	7,716	7,102
Less: consolidated net income attributable to non-controlling interests	657	454	246	238
Consolidated net income attributable to common stockholders	$7,665	$6,184	$7,470	$6,864
Basic earnings per common share	$0.41	$0.34	$0.41	$0.38
Diluted earnings per common share	$0.38	$0.33	$0.38	$0.36

Weighted average shares – basic	18,508,089	18,236,488	18,072,045	18,008,499
Weighted average shares – diluted	26,395,158	26,111,202	25,246,764	23,026,679

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

ASSETS	March 31, 2018	December 31, 2017
	(Unaudited)
Cash and cash equivalents	$47,459	$53,721
Cash held in trust	26	301
Mortgage loans, net(1,4)	1,247,213	1,253,541
Property held-for-sale, net(2)	23,769	24,947
Rental property, net	5,228	1,284
Investment in debt securities	6,218	6,285
Receivable from servicer	18,627	17,005
Investment in affiliates	8,727	7,020
Loans purchase deposit	—	26,740
Prepaid expenses and other assets	5,318	4,894
Total assets	$1,362,585	$1,395,738

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$662,494	$694,040
Borrowings under repurchase transactions	273,199	276,385
Convertible senior notes, net(3)	102,764	102,571
Management fee payable	762	750
Accrued expenses and other liabilities	3,723	4,554
Total liabilities	1,042,942	1,078,300

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $0.01 par value; 125,000,000 shares authorized, 18,686,420 shares at March 31, 2018 and 18,588,228 shares at December 31, 2017 issued and outstanding	187	186
Additional paid-in capital	256,512	254,847
Retained earnings	37,615	35,556
Accumulated other comprehensive loss	(343)	(233)
Equity attributable to stockholders	293,971	290,356
Non-controlling interests(5)	25,672	27,082
Total equity	319,643	317,438
Total liabilities and equity	$1,362,585	$1,395,738
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(1)
Mortgage loans, net include $954,282 and $996,203 of loans at March 31, 2018 and December 31, 2017, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).

(2)	Property held-for-sale, net, includes valuation allowances of $1,878 and $1,784 at March 31, 2018, and December 31, 2017, respectively.

(3)	Secured borrowings and convertible senior notes are presented net of deferred issuance costs.

(4)
As of March 31, 2018 and December 31, 2017, balances for Mortgage loans, net includes $174.6 million and $177.1 million, Secured borrowings, net of deferred costs includes $75.9 million and $88.4 million, respectively, from a 50% owned joint venture, which we consolidate under generally accepted accounting principles in the United States, ("U.S. GAAP").

(5)	Non-controlling interests includes $12.6 million and $14.0 million, respectively, from a 50% owned joint venture, which we consolidate under U.S. GAAP.